                                                                    Exhibit 12.1

                     Teva Pharmaceutical Industries Limited
                Computation of ratio of earnings to fixed charges
       (U.S. dollars in millions, except total earnings to fixed charges)

                                    Nine Months
                                       Ended
                                    September 30,                   Year ended December 31,
                                    -------------   ----------------------------------------------------
                                        2003          2002       2001       2000       1999       1998
                                    -------------   --------   --------   --------   --------   --------
                                     (unaudited)
                                    -------------
Fixed charges:
   Interest costs (expensed and
    capitalized) and amortization
    of issuance costs relating to
    long-term debentures            $        39.2   $   54.7   $   47.3   $   53.8   $   35.2   $   30.4
   Rentals - one third of rental
    expense (the portion deemed
    representative of the
    interest factor)                          3.3        4.6        4.5        2.5        2.5        1.8
                                    -------------   --------   --------   --------   --------   --------
Total fixed charges                 $        42.5   $   59.3   $   51.8   $   56.3   $   37.7   $   32.2
                                    =============   ========   ========   ========   ========   ========
Earnings:
   Pre-tax income from continuing
    operations before adjustment
    for minority interests in
    consolidated subsidiaries
    or income or loss from equity
    investees                       $       636.8   $  499.4   $  340.3   $  208.4   $  162.0   $   98.8
   Fixed charges, as above                   42.5       59.3       51.8       56.3       37.7       32.2
   Amortization of capitalized
    interest, less interest
    capitalized                               0.9        0.8        0.7        0.2        0.3        0.6
                                    -------------   --------   --------   --------   --------   --------
Total earnings                      $       680.2   $  559.5   $  392.8   $  264.9   $  200.0   $  131.6
                                    =============   ========   ========   ========   ========   ========
Total earnings to fixed charges             16.00       9.43       7.58       4.70       5.30       4.09
                                    =============   ========   ========   ========   ========   ========